June 7, 2019

Stuart Spence
Chief Financial Officer
MCDERMOTT INTERNATIONAL INC
757 N. Eldridge Parkway
Houston, Texas 77079

       Re: MCDERMOTT INTERNATIONAL INC
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed February 25, 2019
           File No. 001-08430

Dear Mr. Spence:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction